April 27, 1999

Investors Fund Series
222 South Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Investors Fund Series, to be named Kemper Variable Series effective May 1, 1999, (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the various portfolios of the Fund (each, a "Portfolio" and collectively, the "Portfolios").

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated April 24, 1998 (the "Trust Agreement") and the By-Laws of the Fund adopted January 22, 1987 are presently in full force and effect and have not been amended in any respect (except that the Board of Trustees adopted a resolution on March 31, 1999 to change the name of the Fund to "Kemper Variable Series" and such name change is to become effective May 1, 1999 by filing a Certificate of Amendment of the Trust
Agreement with the office of the Secretary of State of the Commonwealth of Massachusetts) and that the resolutions adopted by the Board of Trustees of the Fund on January 22, 1987, July 24, 1991, February 16, 1994, January 17, 1996, March 11, 1997, March 18, 1998 and March 31, 1999 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect (other than with respect to the name change described above), we advise you and opine that (a) the Fund is a legally organized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Trust Agreement

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Investors Fund Series
April 27, 1999
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and the  receipt  by the Fund of a  purchase  price  not less than the net asset value per Share, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.


         The Fund is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or any Portfolio. However, the Trust Agreement disclaims shareholder liability for acts and obligations of the Fund or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Trust Agreement provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.


                                        Very truly yours,


                                        /s/Vedder, Price, Kaufman & Kammholz

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/COK

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